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                                  EXHIBIT 2.3





                            ASSET PURCHASE AGREEMENT





                           MISSISSIPPI BELLE II, INC.

                                   AS SELLER

                                      AND

                        CROWN-MISSISSIPPI BELLE II, INC.

                                    AS BUYER

                                 JUNE 11, 1996
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                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") dated on or as of
June 11, 1996, by and between CROWN-MISSISSIPPI BELLE II, INC., an Iowa corporation (the "Purchaser"), CROWN CASINO CORPORATION, a Texas corporation ("Crown"), ROBERTS RIVER RIDES, INC., an Iowa corporation ("RRR, Inc."), MISSISSIPPI BELLE II, INC., an Iowa corporation (the "Seller"), and the shareholders of the Seller listed on Table I attached hereto (collectively, the "Shareholders").

                                  WITNESSETH:

         WHEREAS, the Seller is engaged in the riverboat gaming business on the Mississippi River in Clinton, Iowa (the "Seller's Gaming Operation"), and in furtherance of such business owns and/or operates certain assets including the excursion gaming riverboat known as the M/V Mississippi Belle II;

         WHEREAS, a company related to Seller known as RRR, Inc., an Iowa corporation, owns the M/V Mississippi Belle II, certain vehicles, and certain kitchen equipment and leases same to Seller and will be merged into Seller or will otherwise transfer said Vessel, vehicles and equipment to Seller prior to the Closing of the transaction between Seller and Purchaser;

         WHEREAS, the Purchaser desires to purchase, and the Seller desires to sell, the Purchased Assets (as hereinafter defined) used in connection with the Seller's Gaming Operation at the price and on the terms and conditions set forth herein; and

         WHEREAS, the Shareholders are the owners of one hundred percent (100%) of the issued and outstanding shares of capital stock of the Seller.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings herein contained, and subject to the terms and conditions set forth herein, the Purchaser, the Seller and the Shareholders hereby agree as follows:

         1.      Acquisition.

         (a) Purchased Assets. Subject to and upon the terms and conditions hereof and the representations and warranties herein set forth, on the Closing Date (as hereinafter defined), the Seller agrees to sell, assign, transfer and deliver to the Purchaser, and the Purchaser agrees to purchase from the Seller, free and clear of all liens, claims and encumbrances whatsoever, all of the Seller's assets employed in the Seller's Gaming Operation (collectively, the "Purchased Assets"). The Purchased Assets shall include, without limitation:
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                 (i)      The riverboat gaming vessel known as the M/V
                          Mississippi Belle II, Official Number 1026746 (the "Vessel");

                 (ii) The Seller's barges and improvements thereon, upon which the Seller's offices and other facilities relating to the Seller's Gaming Operation are located (specifically, Belle's Landing Barge, Guest Services Barge, Utility Barge, Work Barge, and one (1) flat Barge, collectively the "Barges");

                 (iii) All furniture, fixtures and equipment (including computer equipment, walkways and awnings) owned or leased by the Seller or which the Seller otherwise has the right to use in connection with the Seller's Gaining Operation, including without limitation, those assets listed on Schedule l(a)(iii) hereto (collectively, the "FF&E");

                 (iv) The automobiles and other vehicles listed on Schedule 1(a)(iv) hereto;

                 (v) All customer lists, sales records, files, supplier lists, credit information, business records and plans, sales and promotional literature and other selling material, and computer software used in the Seller's Gaming Operation;

                 (vi) All rights for public utility connection access, if any, including water, electrical, telephone, waste water, sewage and drainage "hook-ups" with state or local government agencies or public utilities, and all transferable licenses, permits, certificates or similar governmental approvals or authorizations, including occupancy, life-safety, and elevator operation permits issued by state or local government agencies;

                 (vii) The name and service mark "Mississippi Belle II" and any other names and service marks used in connection with the Seller's Gaming Operation;

                 (viii) All coin operated gaming devices and associated equipment ("Slot Machines") table games and money-handling/counting equipment, including those listed on Schedule 1(a)(viii) hereto;

                 (ix) The stock-in-trade and inventory used in the Seller's Gaming Operation, including, without limitation, all dice, playing cards, forms and casino chips and tokens; Purchaser acknowledges that the use of said items by Purchaser is subject to Purchaser obtaining prior approval from the Iowa Racing and Gaming Commission authorizing such use;

                 (x) All of the Seller's dishes, servers, glassware, utensils, cooking equipment, and related food and beverage preparation, cooking and service items, including kitchen equipment currently owned by RRR, Inc. which will be conveyed to the Seller on or before the Closing by merger or otherwise;


                 (xi) All rights of the Seller under that certain Lease Agreement dated January 24, 1991 (the "CCGA Lease"), between the City of Clinton, Iowa and Clinton County Gaming Association, Ltd. ("CCGA, Ltd."), covering a certain riverfront dock site and the first level of the City of Clinton, Iowa Showboat, Clinton, Iowa (the "City of Clinton Property"), which Lease was assigned to Seller by CCGA, Ltd. by written assignment dated February 6, 1991;

                 (xii) Those certain agreements entered into by the Seller which relate to the operation of the Purchased Assets listed on Schedule l(a)(xii) (the "Operating Agreements") including, without limitation, service agreements and personal property leases, including all Operating Agreements (if any) entered into by the Seller after the date hereof which are approved by the Purchaser, subject to the limitation set forth in Section l(b) hereof;





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                 (xiii)   All transferable governmental licenses, permits and
                          approvals relating to the Purchased Assets;

                 (xiv) All of the Seller's leasehold improvements including those listed on Schedule l(a)(xiv) attached hereto;

                 (xv) The casino bankroll in an amount equal to the liabilities assumed by Purchaser under Paragraph 1(b)(ii) below (the "Bankroll Amount");

                 (xvi) All rights of the Seller under that certain agreement dated December 12, 1990, as amended on January 13, 1991, June 6, 1991, and April 30, 1993 (the "CCGA
                          Gaming Agreement") with the CCGA, Ltd.;

                 (xvii)   The telephone numbers 319-243-9000 and
                          1-800-457-9975;

                 (xviii)  The kitchen equipment listed on Schedule 1(a)(xviii);

                 (xix) The real estate and improvements thereon situated in Clinton County, Iowa legally described as shown on
                          Schedule 1(a)(xix) (the "Real Estate");

                 (xx) Seller's inventories of food, beverages, gift shop items, plastic cups, wet wipes, napkins, matches, garbage bags, and table covers existing as of the Closing; and

                 (xxi) All utility security deposits made by Seller and being held by any utility in connection with Seller's Clinton, Iowa operations.

         (b) Assumption of the Operating Agreements, the CCGA Lease, Etc. The Purchaser shall assume the Seller's (i) obligations under the Operating Agreements, the CCGA Lease and the CCGA Gaming Agreement arising on or after the Closing Date; and (ii) progressive Caribbean stud liability, progressive slot liability, players club liability as shown on Schedule 1(b), and fifty percent (50%) of gaming chip liability (collectively, the "Gaming Liabilities") existing on the Closing Date in an amount equal to the Bankroll Amount.

         (c) Excluded Assets. The Purchased Assets shall not include the following assets which will be retained by the Seller:

                 (i) All cash in excess of the Bankroll Amount, all cash equivalents, all notes, accounts receivable, security deposits (except utility security deposits), unbilled receivables and any other current assets of Seller not specifically listed in Section 1(a) above;

                 (ii) All notes receivable from RRR, Inc., affiliated entities, and shareholders of RRR, Inc. and affiliated entities;

                 (iii) All federal, state and local income tax or franchise tax credits, refunds claims and federal tax benefits;

                 (iv) The Seller's corporate stock and minute book(s) and other records related exclusively to the structure of the Seller, and such files, papers and records of the Seller as consist of its federal, state and local income tax returns and related documents and records; provided, however, the Seller shall provide to the Purchaser copies of personnel records relating to personnel hired by Purchaser and such other records of Seller referenced above, upon request made within one year after Closing; further provided, however, such personnel





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                          records will not be provided by Seller to Purchaser
                          without an authorization executed by the employee involved;

                 (v) All rights of Seller under, and all funds of property held in trust pursuant to, any pension, profit-sharing or retirement plan, any other employee benefit plan or any deposits or payments made by Seller or its insurance carriers with respect to any workers' compensation or other employee protection scheme that is applicable to employees of the Seller;

                 (vi) All insurance policies of Seller relating to the Purchased Assets and all rights of Seller to insurance claims and proceeds arising from or relating to the operation of Seller's businesses prior to or on the Closing Date except to the extent any such insurance policies are purchased by or assigned to Purchaser hereunder;

                 (vii)    Two (2) 1992 Cadillacs owned by RRR, Inc.;

                 (viii) Tools, equipment, and personal property (including pictures and paintings) owned by employees; and

                 (ix)     One (1) 1996 Cadillac leased by Seller.

All of the aforementioned assets are hereinafter referred to as the "Excluded Assets".

         (d) Instruments of Transfer; Further Assurances. At Closing, the Seller shall execute and deliver to the Purchaser such instruments of conveyance, transfer and assignment as shall be necessary or appropriate to transfer to the Purchaser all of the Seller's right, title and interest in and to the Purchased Assets, the CCGA Lease, the CCGA Gaming Agreement and the Operating Agreements. The form of Assignment and Assumption of Operating Agreements, the form of Assignment and Assumption of the CCGA Lease, the form of Assignment and Assumption of the CCGA Gaming Agreement, and the form of Bill of Sale are attached hereto as Exhibits "A", "B", "C" and "D", respectively. Subsequent to Closing, the Seller shall execute and deliver, upon the request of the Purchaser, all such further instruments of conveyance, transfer and assignment as may be reasonably requested by the Purchaser to transfer to and vest in the Purchaser all of the Seller's right, title and interest in and to all of the Purchased Assets, the CCGA Lease, the CCGA Gaming Agreement and the Operating Agreements in accordance with the terms of this Agreement.

         2.      Purchase Price, Allocation and Non-Assumption of Liabilities.

         (a) Purchase Price. The total purchase price for the Purchased Assets shall be Forty Million Dollars ($40,000,000.00) (the "Purchase Price"), plus the value of pre-payments and deposits relating to certain contracts referred to in Paragraph 2(d) below, which shall be paid by the Purchaser to the Seller as follows:

                 (i) Within five (5) days of the full execution of this Agreement, Purchaser will deposit with Seller marketable securities (the "Deposit Shares") in the form of common stock of Casino America, Inc., a Delaware corporation ("Casino America"), having a Value (as hereinafter





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                          defined) of not less than  $750,000.00 and an
                          appropriate assignment of same to Seller. The Deposit Shares shall be retained by Seller or returned to Purchaser, in whole or in part, as follows:

                          (A) The Deposit Shares shall be retained by and become the property of Seller if the condition to Closing specified in Paragraph 6(k) has not been satisfied or waived and the transaction contemplated herein has not closed by 11:59 p.m. on November 15, 1996 through no fault of the Seller and the Shareholders. In such event, Seller shall retain as its own only such Deposit Shares as shall then have a Value of $750,000.00 and shall return to Purchaser all such Deposit Shares in excess of $750,000.00 in value; or

                          (B) Deposit Shares as shall then have a Value of $500,000.00 shall be retained by and become the property of Seller if any or all of the conditions of Closing specified in Paragraphs 6(c), 6(d), 6(f), 6(g), and/or 6(h) have not been satisfied or waived by 11:59 p.m. on November 15, 1996, and the Purchaser fails to close the transaction contemplated hereunder through no fault of the Seller and the Shareholders. In such event, Seller shall retain as its own only such Deposit Shares as shall then have a Value of $500,000.00 and shall return to Purchaser all such Deposit Shares in excess of $500,000.00 in Value; or

                          (C) The Deposit Shares and the assignment shall be returned to Purchaser if (i) any or all of the conditions of Closing specified in Paragraphs 6(a), 6(b), 6(e), 6(i), and/or 6(j) have not been satisfied or waived and the transaction contemplated herein is not closed by 11:59 p.m. on November 15, 1996, or (ii) upon the Closing of the transaction which is the subject of this Agreement.

                          (D) The term "Value" shall be the price per share of stock represented by the average of the closing bid and asked prices of Casino America common stock, as quoted by the National Association of Securities Dealers, Inc. Automated Quotations System (NASDAQ) (or such other securities association, quotation system or securities exchange on which the Casino America common stock is then listed or authorized for quotation), for the ten (10) trading days prior to the date of the Agreement, or in the event the Deposit Shares (or a portion thereof) are retained by the Seller pursuant to subparagraphs (A) or (B) above, the Value shall be based upon the average of the closing bid and asked prices of Casino America common stock for the ten
                                  (10) trading days prior to November 15, 1996. Seller and Purchaser agree that it is their intention that if on the date Seller is entitled to retain all or a portion of the Deposit Shares as its own (the "Retention Date"), the Value of the Deposit Shares is less than the amount specified ($750,000.00 or $500,000.00 as the case may be), Purchaser shall promptly pay to Seller in cash or additional Deposit Shares the difference between the Value and the amount specified, to the end that Seller will have received a total of $750,000.00 or $500,000.00 as the case may be in Deposit Shares and/or cash on the Retention Date.

                 (ii) The Purchase Price shall be paid by Purchaser to Seller by certified or cashier's check or wire transfer of immediately available funds to Seller's account at Dubuque Bank and Trust Company, Dubuque, Iowa on the Closing Date.

         (b) Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as described in Schedule 2(b) hereto. The parties hereto acknowledge that such allocation is based on the fair market





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values of the Purchased Assets and the parties agree to reflect the sale and purchase of the Purchased Assets for all purposes, including income tax purposes, in a manner wholly consistent with the foregoing.

         (c) Non-Assumption of Liabilities. Except for the obligation to fulfill the Operating Agreements, the CCGA Lease, the CCGA Gaming Agreement and the Gaming Liabilities and other liabilities specifically assumed by Purchaser as set forth herein (collectively, the "Assumed Liabilities"), the Purchaser does not and will not assume any debts, obligations or liabilities of the Seller whatsoever, and the Seller covenants to timely pay and discharge all of its debts, obligations and liabilities.

         (d) Reimbursement for Pre-Payments and Deposits. In addition to payment of the Purchase Price, the Purchaser shall reimburse the Seller for the remaining balance of any pre-paid contracts or deposits, including, but not limited to, any pre-payments or deposits made by Seller relating to maintenance, entertainment, and insurance, but only to the extent Purchaser receives or is entitled to receive the remaining goods, services, or value of said prepaid maintenance, entertainment, or insurance.

         3. Representations and Warranties of the Seller and the Shareholders. The Seller and the Shareholders, jointly and severally, represent and warrant to and agree with the Purchaser that:

         (a) Organization and Standing of the Seller. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa. The Seller has full corporate power and authority to conduct its business as it is now being conducted and to enter into this Agreement, to perform its obligations hereunder and to consummate the transaction contemplated hereby.

         (b) Authorization. The execution, delivery and performance of this Agreement by the Seller have been duly authorized by all necessary corporate proceedings on the part of the Seller and this Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms.

         (c) Financial Statements. The Seller has delivered to the Purchaser (i) the Seller's unaudited balance sheet as of April 30, 1996 and the related statements of operations for the four (4) month period then ended, as certified by the Chief Financial Officer of the Seller at April 30, 1996, (ii) audited balance sheets of the Seller as of December 31, 1993, 1994 and 1995, and the related statements of operations, cash flows and stockholders' equity for the fiscal years then ended, together with the related notes and schedules thereto, as certified by Honkamp Krueger & Co., certified public accountants. The Seller will also deliver to the Purchaser between the date hereof and Closing monthly unaudited balance sheets and statements of operations. All of such financial statements referred to in the





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immediately preceding sentences are hereinafter referred to as the "Seller's
Financial Statements". The Seller's Financial Statements (A) reflect all transactions at fair value (including transactions with related or affiliated parties), (B) reflect all costs and expenses associated with operating the Vessel as if the Vessel had been owned by the Seller for all periods presented (except deducting rent and adding in depreciation), (C) are in accordance with the books of account and records of the Seller and fairly present the financial position of the Seller at the dates indicated, (D) contain and reflect reserves for all material liabilities and (E) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods. Except to the extent reflected or reserved against in the Seller's Financial Statements, the notes thereto, or any Schedule provided for in this Section 3, neither the Seller nor the Purchased Assets are subject to any liabilities (whether accrued, absolute, contingent or otherwise) or adverse obligations, whether or not such liabilities or obligations are normally shown or reflected on a balance sheet, other than liabilities and obligations arising in the ordinary course of business since the date of the Seller's Financial Statements. none of which are material and adverse.

         (d) Absence of Certain Changes or Events. Except as set forth in any Schedule delivered to the Purchaser pursuant to this Section 3 or except as contemplated by this Agreement, since December 31, 1995, the Seller and the Purchased Assets have been operated in the ordinary course of business and there has not been:

                 (i) Any material damage, destruction or loss (whether or not covered by insurance) adversely affecting the Purchased Assets (the Purchaser is aware of the May 10, 1996 storm damage to the Vessel, Belle's Landing Barge, Guest Services Barge, and Utility Barge which will be repaired by Seller by December 31, 1996) and shall be done in a good and workmanlike manner;

                 (ii) Any strike, work stoppages or other material labor disputes adversely affecting the Purchased Assets or their operation;

                 (iii) Any sale, transfer, pledge, mortgage or other disposition of any tangible (real or personal) or intangible assets of the Seller relating to the Purchased Assets, except (a) in the ordinary course of business and (b) for an amount less than $1,000.00; provided, that Seller may dispose of storm-damaged items which are replaced;

                 (iv) Any termination, waiver or cancellation of rights or claims under any of the CCGA Lease, the CCGA Gaming Agreement or the Operating Agreements;

                 (v) Any agreement or commitment by the Seller to take any of the actions described in Sections 3(d)(ii), (iii) or (iv) above;

                 (vi) To the knowledge of Seller and the Shareholders, any statute, rule, regulation or order adopted or promulgated or proposed or discussed by a governmental body which adversely affects the Purchased Assets and/or the Seller's Gaming Operation; or

                 (vii) Any other change in the condition (financial or otherwise) or business operations of the Seller which has, or could reasonably be expected to have, a material adverse affect on the





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
                          Purchased Assets. Furthermore, there has not been any statute, rule, regulation or order adopted or promulgated or other change in the Seller's Gaming Operation occurring prior to January 1, 1996 which could reasonably be expected to have a material adverse effect on the Purchased Assets or the operation thereof.

         (e) Tax Matters. The Seller has paid or made adequate provisions for all United States, state, county and local and other taxes, including without limitation, income taxes, payroll taxes, corporate franchise taxes, gaming taxes, admission taxes, sales, excise and use taxes and ad valorem taxes with respect to the Purchased Assets and all payments required by the Seller pursuant to the CCGA Gaming Agreement. The Seller has timely filed in correct form all tax returns and reports required to be filed by it on or before the date of this Agreement with all such taxing authorities.

         (f) Operating Agreements. Schedule l(a)(xii) lists all Operating Agreements and the remaining term thereof. Each and all of the Operating Agreements have been duly executed by the Seller, are currently in effect, are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their terms. Neither the Seller nor the Shareholders are aware of any facts or existing circumstances that would prevent the performance of any of the Operating Agreements. Except as set forth on Schedule l(a)(xii), neither the Seller nor any other party is in default under any of the Operating Agreements, nor has any claim of default been asserted or notice of termination issued by the Seller or any such other party. The Seller has committed no act and there has been no omission which will result in the breach by it of any Operating Agreement. The Seller has provided the Purchaser with true and correct copies of such Operating Agreements.

         (g) CCGA Lease and CCGA Gaming Agreement. Each of the CCGA Lease and the CCGA Gaming Agreement have been duly executed by the Seller, are currently in effect and are valid and binding upon the parties thereto and are enforceable in all material respects in accordance with their respective terms. Neither the Seller nor the Shareholders are aware of any facts which would prevent the performance of the CCGA Lease or the CCGA Gaming Agreement.
Neither the Seller nor the other party to the CCGA Lease or the CCGA Gaming Agreement is in default thereunder nor has any claim of default been asserted or notice of termination issued by the Seller or any such other party. The Seller has committed no act and there has been no omission which will result in the breach by it of either the CCGA Lease or the CCGA Gaming Agreement. The Seller has provided the Purchaser with true and correct copies of the CCGA Lease and the CCGA Gaming Agreement. The term of the CCGA Gaming Agreement expires on April 30, 2000 and the term of the CCGA Lease expires on April 30, 2000 or upon termination of the CCGA Gaming Agreement, whichever occurs first.





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
         (h) Vessel. To the knowledge of Seller and Shareholders, the Vessel has been constructed in compliance with applicable United States Coast Guard ("USCG") regulations, C.F.R. 46 Subchapter T, and classified as a passenger vessel for the carriage of a maximum of 1,250 passengers and crew. The Vessel has a current, valid Certificate of Inspection. The Seller agrees to assign to the Purchaser all transferable warranties relating to equipment located on the Vessel to the Purchaser.

         (i) Title to Properties and Related Matters. The Purchased Assets will be owned by the Seller on the Closing Date by good title, free and clear from all security interests, mortgages, liens, claims, title defects and encumbrances. By executing this Agreement, RRR, Inc. agrees to convey to Seller by merger or otherwise on or before the Closing Date, the Vessel, the vehicles identified as owned by RRR, Inc. on Schedule 1(a)(iv), and the kitchen equipment identified as owned by RRR, Inc. on Schedule 1(a)(xviii). The Vessel and vehicles and kitchen equipment owned by RRR, Inc. shall have been conveyed to the Seller by merger or otherwise on or before Closing so that such assets may be conveyed by Seller to the Purchaser in accordance with the terms hereof. All of the Purchased Assets are in good operating condition and repair, subject to ordinary wear and tear. All of such Purchased Assets have been properly maintained, with no extraordinary maintenance planned or anticipated, and are adequate and sufficient for the operation of a riverboat gaming facility as
historically operated by the Seller.   There are no material capital
expenditures currently contemplated or necessary to maintain the Seller's Gaming Operation or the Purchased Assets. The deadline for the next scheduled hull inspection of the Vessel is October, 1999.

         (j)     Capital Leases.  Seller has no capital leases.

         (k) Litigation and Proceedings. Except as described in Schedule 3(k), no action or suit has been served and, to the knowledge of the Seller or the Shareholders, no proceedings are pending or threatened against or affecting the Seller, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that might adversely affect or relate to the Purchased Assets or the operation thereof, or the transaction contemplated hereby, whether or not fully covered by insurance; and the Seller is not in default with respect to any judgment, order, writ, injunction, decree, award, or in default with respect to any rule or regulation of any court, arbitrator or governmental department, commission, board, bureau, agency or instrumentality applicable to the Purchased Assets. To the knowledge of Seller and Shareholders, the Seller has complied in all material respects with all applicable Federal, state, municipal and other political subdivision or governmental agency (including, without limitation, the Iowa Racing and Gaming Commission) statutes,





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
ordinances and regulations, in every applicable jurisdiction, in respect of the ownership and/or operation of the Purchased Assets.

         (l) Indebtedness. Attached as Schedule 3(l) is a list of all indebtedness, liens and security interests to which the Purchased Assets are subject, including a description of such indebtedness and the terms thereof, all of which shall be paid by the Seller and released on or prior to Closing.

         (m) Employee Relations. Attached as Schedule 3(m) is a list of all employees of the Seller employed in the Seller's Gaming Operation (the "Employees") and their respective annual salaries, and separately indicating any bonuses and incentive compensation paid to such employees. There are no persons performing work on behalf of the Seller who are not employees of the Seller. Except as set forth in Schedule 3(m), there are no written employment agreements in effect between the Seller and any Employees and there are no collective bargaining agreements covering any Employees. The Employees are not members of a collective bargaining group and no union organizing activities are in process or contemplated. There is no labor strike, dispute, slowdown or representation campaign or work-stoppage pending or threatened with respect to the Employees of the Seller.

         (n) Employee Plans. The Seller heretofore has either delivered to the Purchaser or made available for inspection by the Purchaser true and complete copies (or a written description of the material terms and conditions), of any and all bonus, profit-sharing, stock option, pension, employee benefit, severance and similar plans and arrangements maintained by the Seller for the Employees (collectively, the "Employee Plans") as listed on
Schedule 3(n) hereto.

         (o) OSHA. Except as shown on Schedule 3(o), the Seller has not received notice nor is Seller aware of any violation by the Seller, and to the knowledge of Seller and Shareholders, the Seller is not in violation of and has not been in violation of, the Occupational Safety and Health Act of 1970, including rules and regulations thereunder, or any other federal, state, local or foreign laws, including rules and regulations thereunder, regulating or otherwise affecting employee health and safety, with respect to any Purchased Assets or the operations thereof.

         (p) Absence of Adverse Agreements; No Violations. The Seller is not a party to any instrument or agreement or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, award, rule or regulation which, to the best of the Seller's and the Shareholders' knowledge and belief, materially and adversely affects the Purchased Assets. To the knowledge of Seller and Shareholders, except as shown in Schedule 3(k), neither the Purchased Assets nor the Seller's Gaming Operation is in violation of any federal, state, county, or local law or regulation (including, without limitation, any rule or regulation of the Iowa Racing and Gaming Commission), which violation, if not corrected, may have a material, adverse affect on the Purchased Assets and/or the operation thereof.

         (q) No Defaults. The Seller is not in default under, nor, to the best of the Seller's and the Shareholders' knowledge and belief, has any event occurred which with notice or lapse of time or both, could result in a waiver (except caused by the statute of limitations) of any material right or default under, any outstanding indenture, mortgage, lease, contract or agreement to which the Seller is a party or by which the Seller or the Purchased Assets may be bound.

         (r) No Conflicts. The execution and performance of this Agreement and the transactions contemplated hereby will not violate any provision of or result in a breach of or constitute a default under the Articles of Incorporation or By-Laws of the Seller, or under any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal, or under any contract, agreement or instrument to which the Seller is a party or by which its properties may be bound, including, without limitation, the CCGA Lease, the Operating Agreements or the CCGA Gaming Agreement, or, to the best of the Seller's and the Shareholders' knowledge and belief, under any law, statute or regulation. Seller has advised Purchaser and Purchaser acknowledges that approval of this Agreement by the Iowa Racing and Gaming Commission must be obtained.

         (s) Environmental Violations. To the knowledge of Seller and Shareholders, the Seller is not in violation of any federal, state, country or local law, rule or regulation, including, without limitation, any applicable building, zoning or other land use requirement or any law relating to pollution or protection of the environment or Hazardous Substances (as hereinafter defined), or any regulation of the National Board of Fire Underwriters, which violation if not corrected may materially adversely affect the Purchaser's operation of the Purchased Assets, nor has the Seller received any notice or is aware that any governmental authority, insurer or other person is asserting any violation of the same.

         (t) Hazardous Substances. Except as shown on Schedule 3(t), to the knowledge of Seller and Shareholders, there are no Hazardous Substances located on any property utilized by the Seller, including the Vessel, the Barges, property leased from the City of Clinton, and Real Estate sold hereunder. As used herein, "Hazardous Substances" shall mean any material or substance defined as "hazardous substances", "hazardous materials", "toxic substances", "pollutants", or "hazardous waste" (including asbestos), under federal, state and local laws regulating hazardous or toxic substances.

         (u) Insurance Policies. Included in Schedule 3(u) is a true and complete schedule of all policies of fire, public liability and other kinds of insurance maintained as of the date hereof by the Seller relating to the Seller's Gaming Operation and the Purchased Assets, which schedule includes, without limitation, the kind of insurance, the insurer, the amount of coverage, the expiration date, the annual premium, the person(s) to whom the proceeds are payable, the policy number and any pending claim(s) thereunder. All such policies are binding and in full force and effect, and there exists no default, or event that with notice or the lapse of time or both, would constitute a default, under any such insurance policy by the Seller or, to the best knowledge of the Seller and the Shareholders, by the insurance company issuing such policy.

         (v) Inventories. To the knowledge of Seller and Shareholders, the Inventories are not obsolete or defective and such items are saleable or usable in the ordinary course of business. The levels of the Inventories currently on hand are not, and the amount of Inventories on hand as of the Closing will not be, materially in excess of or less than that necessary for the operation of the Seller's Gaming Operation in the ordinary course of business consistent with past practices of the Seller (approximately 30 days for meat, poultry and fish and approximately 30 days for plastic cups, wet wipes, napkins, matches, garbage bags, and table covers).

         (w) Brokers. Neither the Seller nor any Shareholder is a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against any of them, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

         (x) Disclosure. Neither this Agreement, the Schedules attached hereto, nor any other document furnished by the Seller to the Purchaser contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein and therein not misleading, and except as disclosed herein or therein, there is no fact (other than matters of a general economic or a political nature which do not effect the business of the Seller uniquely) known to the Seller or the Shareholders which materially adversely affects or in the future can be reasonably expected to materially adversely affect the Purchased Assets.

         (y) DISCLAIMER OF WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THERE ARE NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING THE LIMITED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH REGARD

TO ANY OF THE PURCHASED ASSETS, INCLUDING, BUT NOT LIMITED TO, THE VESSEL. THE ONLY WARRANTIES OF SELLER TO PURCHASER ARE THOSE SET FORTH IN THIS AGREEMENT. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, THE VESSEL AND ALL PERSONAL PROPERTY INCLUDED IN THIS SALE ARE BEING SOLD IN THEIR "AS IS" AND "WHERE IS" CONDITION ON THE CLOSING DATE. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, PURCHASER AGREES TO ACCEPT THE VESSEL, ANY EQUIPMENT, AND ANY PERSONAL PROPERTY IN THEIR "AS IS" AND "WHERE IS" CONDITION ON THE CLOSING DATE. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SUITABILITY OF THE VESSEL FOR ANY USE INTENDED BY PURCHASER.

         EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER REGARDING ANY BUSINESS CLIMATE TO BE EXPERIENCED BY PURCHASER AFTER THE CLOSING, OR THE PROFITABILITY OF PURCHASER'S OPERATIONS AFTER THE CLOSING, OR THE SUITABILITY OF THE PURCHASED ASSETS, OR ANY OF THEM, FOR PURCHASER'S INTENDED USE OR PURPOSES.

         4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller and the Shareholders that:

         (a) Organization, Standing and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and has full corporate power and authority to conduct its business as it is now being conducted, and to enter into and carry out the provisions of this Agreement.

         (b) No Violation. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any provision of the Articles of Incorporation or By-Laws of the Purchaser, (ii) violate any provision of any agreement or other obligation to which the Purchaser is a party or by which the Purchaser is bound or to which its assets are subject, or (iii) violate or result in a breach of, constitute a default under, any judgment, order, decree, rule or regulation of any court or governmental agency to which the Purchaser is subject.

         (c) Corporate Proceedings of the Purchaser. The execution, delivery and performance of this Agreement by the Purchaser have been authorized by the Board of Directors of the Purchaser, and this Agreement will constitute the valid and legally binding obligation of the Purchaser, enforceable in accordance with its terms.

         (d) Litigation and Proceedings. There are no actions, suits, or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting the Purchaser, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that might adversely affect or relate to the transaction contemplated hereby.

         (e) Consents and Approvals. Purchaser shall use its commercially reasonable best efforts to obtain prior to the Closing any and all requisite consents and approvals of and licensure by third parties of Purchaser and its officers, directors, and employees, including, but not limited to, federal, state or local public authority, including regulatory agencies, required to be received by or on the part of Purchaser for the execution and the delivery of this Agreement and the performance of its terms.

         Crown shall use its commercially reasonable best efforts to obtain prior to the Closing any and all requisite consents and approvals of and licensure by third parties of Crown and its officers, directors, and employees, including, but not limited to, federal, state or local public authority, including regulatory agencies, required to be received by or on the part of Crown for the execution and the delivery of the Guarantee Agreement and the performance of its terms.

         (f) Brokers. The Purchaser is not a party to or in any way obligated under a contract or other agreement, and there are no outstanding claims against it, for the payment of any broker's or finder's fees in connection with the origin, negotiation, execution or performance of this Agreement.

         (g) Misstatements or Omissions. No written representation or written warranty made by Purchaser in any document, written statement, certificate or schedule which was furnished to the Seller by or on behalf of Purchaser in connection with this Agreement, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained therein not materially misleading.

         5.      Additional Covenants and Agreements of the Seller.

         (a) Access to Records. At all reasonable times prior to Closing, the Seller shall give the Purchaser, its counsel, accountants and other representatives, full and free access to all the properties, books, financial statements, contracts, commitments, records and Purchased Assets of the Seller so the Purchaser may have full opportunity to make such investigation as it shall desire to make of the business and affairs of the Seller, provided that such investigation shall not unreasonably interfere with the operations of the Seller. Purchaser shall have the right to conduct all due diligence investigations and inquiries that it deems necessary or advisable to satisfy itself as to the accuracy of the warranties and representations of Seller set forth in Section 3 above. Purchaser shall give prompt written notice to Seller if, during Purchaser's investigations, Purchaser discovers any information which is inconsistent with any representation or warranty made by Seller hereunder. If this Agreement is terminated, the Purchaser shall keep confidential and shall not use in any manner any information or documents obtained from the Seller concerning the business affairs of the Seller, unless readily ascertainable from public or published information. trade sources, or already known or subsequently developed by the Purchaser independently of any investigation of the Seller, or received from a third party not under an obligation to the Seller to keep such information confidential. If this Agreement is terminated, the Purchaser shall immediately return to the Seller any documents obtained from the Seller together with all copies thereof in the Purchaser's possession or under the Purchaser's control.

         (b) Preservation of Assets. From the date hereof until the Closing Date, subject to prudent business judgment, the Seller will use its best efforts to preserve the Purchased Assets, reasonable wear and tear excepted, to keep available to the Purchaser the services of employees of the Seller related to the Purchased Assets and to preserve the goodwill of all suppliers, customers, regulators, City of Clinton officials, CCGA, Ltd. and others having business relations with them.

         (c) Consents. Prior to Closing, the Seller shall use its commercially reasonable best efforts to obtain all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, including, without limitation, consents to the assignment of all Operating Agreements requiring such consent, the CCGA Lease and the CCGA Gaming Agreement. Seller shall use its commercially reasonable best efforts to obtain prior to the Closing any and all requisite consents of third parties required to be obtained by Seller, including, but not limited to, governmental or other regulatory agencies, foreign or domestic, required to be received by or on the part of Seller for the execution and delivery of this Agreement and the performance of its terms.

         (d) Employee Plans. The Seller shall take such action as may be appropriate with respect to any Employee Plans so that after the Closing Date, the Purchaser shall not be obligated to any Employees, whether or not hired by the Purchaser, with respect to and under such Employee Plans. Further, the Seller shall be responsible for any continuation of coverage of group health plans for any such Employees under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). The Seller and the Shareholders, jointly and severally, agree to indemnify the Purchaser and hold the Purchaser harmless from and against any liability under the Employee Plans, including any liability to any such Employees pursuant to COBRA.

         (e) Employment Agreements. The Purchaser and the Shareholders listed on Schedule 5(e) agree to execute and enter into employment agreements, effective as of the Closing Date, for the duration, compensation, vacation and benefits shown thereon, which employment agreements shall be in the form attached hereto as Exhibit "E". In addition, Purchaser agrees to execute and enter into employment agreements, effective as of the Closing Date, in the form attached hereto as Exhibit "E", with the individuals listed on Schedule 5(e) who are not Shareholders of Seller, for the duration, compensation, vacation and benefits shown thereon.

         (f) Reimbursement for Gift Certificates. Seller agrees to reimburse Purchaser for all gift certificates issued by Seller prior to Closing and presented to Purchaser for redemption within one year from the Closing Date, excluding gift certificates donated by Seller.

         6. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transaction contemplated hereby shall be subject to the satisfaction, on or before the Closing Date, of all of the following conditions unless expressly waived in writing by the Purchaser:

         (a) Representations and Covenants. All representations and warranties of the Seller and the Shareholders contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Seller and the Shareholders shall have performed all agreements and covenants to be performed by them on or prior to the Closing Date, and the Purchaser shall have received a certificate dated the Closing Date, signed by the President or a Vice-President of the Seller and the Shareholders, to the effect that such is the case.

         (b) Certified Resolutions. The Purchaser shall have received certified copies of resolutions of the Board of Directors and the Shareholders of the Seller, certified by the Secretary or an Assistant Secretary of the Seller, duly authorizing and approving the execution, delivery and performance of this Agreement and consummation of the transaction contemplated hereby.

         (c) Approvals and Consents. The Seller and the Shareholders shall have obtained and delivered to the Purchaser all approvals and consents which must be obtained in order to effectuate the transaction contemplated hereby and to satisfy the terms and conditions of this Agreement, including, but not limited to, any consents required to assign the Operating Agreements, the CCGA Lease and the CCGA Gaming Agreement to the Purchaser, and all approvals and consents from all regulatory agencies having authority over any matter covered by this Agreement including, without limitation, the Iowa Racing and Gaming Commission; provided, however, that Purchaser shall have the sole responsibility for obtaining an operator's license and occupational licenses for its key persons and employees from the Iowa Racing and Gaming Commission.

         (d) Regulatory Approval. The Purchaser and Crown, if necessary, and their respective officers, directors and employees shall have been licensed by all regulatory authorities having jurisdiction over the riverboat gaming operation and related activities of the Purchaser to be conducted by the Purchaser with the Purchased Assets, including without limitation, the Iowa Racing and Gaming Commission. Purchaser agrees to use its commercially reasonable best efforts to obtain prior to Closing such licensure and any and all requisite consents of third parties to be obtained by Purchaser, including all necessary regulatory approvals.

         (e) Opinion of Counsel. The Purchaser shall have received the opinion of Fuerste, Carew, Coyle, Juergens & Sudmeier, P.C., counsel for the Seller, dated the Closing Date, to the effect that:

                 (i) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, and, in such counsel's opinion, has full power and authority to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations thereunder;

                 (ii) In such counsel's opinion, the Agreement has been duly and validly authorized, executed and delivered by the Seller and the Shareholders, and (assuming valid execution and delivery by the other party thereto) constitutes the legal, valid and binding obligation of the Seller and the Shareholders enforceable against the Seller and the Shareholders in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable);

                 (iii) In such counsel's opinion, the execution and delivery of the Agreement by the Seller, the consummation by the Seller of the transaction contemplated thereby and compliance by the Seller with the provisions thereof will not (1) conflict with or result in any breach of any provision of the Articles of Incorporation or By-Laws of the Seller, (2) violate any court order, writ, injunction or decree applicable to the Seller, (3) violate any material contract, agreement, undertaking, understanding or commitment to which the Seller is a party or by which it or its properties may be bound, (4) violate any applicable law, rule or regulation, or (5) result in the creation of any lien on any of the Purchased Assets;

                 (iv) In such counsel's opinion, the instruments of conveyance and assignment which will be executed and delivered to the Purchaser by the Seller at the Closing pursuant to the Agreement will be valid and binding in accordance with their terms and have been duly authorized, executed by the appropriate officers of Seller, and will be delivered to Purchaser at Closing;

                 (v) To the best of such counsel's actual knowledge and belief, there are no legal actions or governmental proceedings pending or threatened to which the Seller is a party which may adversely affect the Purchased Assets or the Purchaser's use thereof.

         (f) No Material Adverse Changes. The Seller and the Shareholders shall have delivered to the Purchaser their certificate stating that there has been no material, adverse change in the business, operations, financial condition or properties of the Seller, and the Purchased Assets shall not have been materially and adversely affected due to fire, accident, other casualty or Act of God.

         (g) Pre-Acquisition Review. The Purchaser shall have completed a pre-acquisition review of (i) the Purchased Assets, (ii) the Operating Agreements, the CCGA Lease and the CCGA Gaming Agreement, and the respective terms and provisions thereof, and (iii) the financial statements and books and records of the Seller relating to the Purchased Assets and shall have discovered no conditions, facts, circumstances or change in the business, properties, operations, condition (financial or otherwise) or prospects of the Purchaser's operation of the Purchased Assets which, in the reasonable, good faith opinion of the Purchaser, could have a material and adverse effect on the value to the Purchaser of the Purchased Assets.

         (h) Absence of Litigation. No litigation, governmental action, insolvency, receivership or other proceeding shall have been threatened, asserted or commenced which materially adversely affects the Purchased Assets and the transaction contemplated hereby.

         (i) Release of Liens. Prior to the Closing, all liens, mortgages or other encumbrances to which the Purchased Assets are subject shall have been released and the Purchaser shall be provided with evidence of such releases having been filed in the appropriate offices of governmental authorities in each jurisdiction where such filing is necessary for proper filing in accordance with applicable law.

         (j) Transfer Documents. The Seller shall have tendered for delivery to the Purchaser the Bill of Sale, Assignment and Assumption of Operating Agreements, the Assignment and Assumption of the CCGA Lease, the Assignment and Assumption of the CCGA Gaming Agreement, and such other instruments of conveyance as reasonably shall be necessary to transfer to the Purchaser all right, title and interest in and to the Purchased Assets in form reasonably satisfactory to the Purchaser.

         (k) Financing. The Purchaser shall have obtained financing for not less than $20,000,000.00 of the Purchase Price upon terms and conditions reasonably satisfactory to Purchaser; provided, however, Purchaser covenants and agrees Purchaser will use its commercially reasonable best efforts to obtain prior to Closing said financing and agrees that it will not decline any offer of financing which includes a term of three (3) years or more, payments calculated on an amortization schedule over seven (7) years or more, an interest rate of national prime plus one (1) point or less, a requirement that the loan be guaranteed by Crown, no personal guarantees, and no other terms or conditions which are unreasonable in Purchaser's good faith judgment, which terms may relate to, without limitation, financial covenants, affirmative and negative covenants, restrictions on acquisitions of properties or business, yield enhancement obligations (such as warrants) or excessive loan closing or origination points. The Purchaser's failure to close the transaction contemplated hereunder for failure of the condition set forth in this Section 6(l) shall entitle Seller to retain the Deposit Shares in accordance with
Section 2(a) hereof and, in such event, neither the Purchaser nor Crown shall have any further obligation or liability hereunder.

         (l) Extension Option - CCGA Lease. The CCGA Lease shall be amended to grant to the Purchaser an option or options to extend such agreement through April 30, 2003 on terms substantially similar to the existing terms.

         (m) Extension Option - CCGA Gaming Agreement. The CCGA Gaming Agreement shall be amended to grant to the Purchaser an option or options to extend such agreement through April 30, 2003 on terms substantially similar to the existing terms, including cost of living adjustments to the fees paid to CCGA.

         7. Conditions to Obligations of the Seller and the Shareholders. The obligation of the Seller and the Shareholders to consummate the transaction contemplated hereby shall be subject to the satisfaction, or, or before the Closing Date, of all of the following conditions, unless expressly waived in writing by the Seller and the Shareholders:

         (a) Representations and Covenants. All representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of such date (except to the extent any such representation or warranty is made as of a specified date), and the Purchaser shall have performed all agreements and covenants to be performed by it on or prior to the Closing Date, and the Seller shall have received a certificate dated the Closing Date, signed by the President or a Vice-President of the Purchaser, to the effect that such is the case.

         (b) Opinion of Counsel. The Seller shall have received the opinion of T. J. Falgout, III, legal counsel for the Purchaser, dated the Closing Date, to the effect that:

                 (i) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and, in such counsel's opinion, has full power and authority to carry on its business as it is now being conducted and to enter into this Agreement and perform its obligations thereunder;

                 (ii) In such counsel's opinion, the Agreement has been duly and validly authorized, executed and delivered by the Purchaser, and (assuming valid execution and delivery by the other parties thereto) constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms (except as otherwise limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights, and except that such counsel need not express an opinion as to whether any covenant contained herein is specifically enforceable); and

                 (iii) In such counsel's opinion, the execution and delivery of the Agreement by the Purchaser, the consummation by the Purchaser of the transaction contemplated thereby and compliance by the Purchaser with the provisions thereof will not (1) conflict with or result in any breach of any provision of the Articles of Incorporation or ByLaws of the Purchaser, (2) violate any court order, writ, injunction or decree applicable to the Purchaser, (3) violate any material contract, agreement, undertaking, understanding or commitment to which the Purchaser is a party or by which it or its properties may be bound, or (4) violate any applicable law, rule or regulation.

         (c) Consent to Assignment of the CCGA Lease. The Seller shall have obtained the consent and approval of the City of Clinton to the assignment of the CCGA Lease from the Seller to the Purchaser.

         (d) Approval of Iowa Racing and Gaming Commission. The Seller shall have obtained the consent and approval of the Iowa Racing and Gaming Commission to the transactions contemplated by this Agreement. The Purchaser understands and acknowledges that Purchaser has the sole responsibility for obtaining an operator's license and occupational licenses for its key persons and employees from the Iowa Racing and Gaming Commission.

         (e) Certified Resolutions. The Seller shall have received certified copies of resolutions of the Board of Directors of the Purchaser, certified by the Secretary or an Assistant Secretary of the Purchaser, authorizing the execution, delivery and performance of this Agreement.

         8. The Closing. The closing hereunder (the "Closing") shall take place at the offices of Fuerste, Carew, Coyle, Juergens & Sudmeier, P.C., 200 Security Building, Dubuque, Iowa 52001, at 10:00 a.m. local time on the date which is no later than five (5) business days after all conditions of the Closing set forth in Sections 6 and 7 hereof have been satisfied or waived, or at such subsequent time and day or other location as may be mutually agreed by the Purchaser, the Seller and the Shareholders, but in no event later than November 15, 1996, unless otherwise mutually agreed by the parties hereto. The date and time of the Closing is herein called the "Closing Date".

This Agreement shall automatically terminate and be of no further force and effect if any of the conditions of the Closing set forth in Sections 6 and 7 hereof have not been satisfied or waived by 11:59 p.m. on November 15, 1996, unless otherwise mutually agreed by the parties hereto.

         Seller and Shareholders shall not be liable under this Agreement or deemed in default of this Agreement, including but not limited to Seller's obligations with respect to delivery, for any failure of performance of any part of this Agreement resulting directly or indirectly from any delay caused by Purchaser or any force majeure event, including without limitation, lightning; fire; strikes or labor disputes; floods; acts of God; the elements, including rain, tornadoes, and hurricanes; war; civil disturbances; acts of civil or military authorities or the public enemy; condemnation or taking by eminent domain. If a force majeure event prevents timely performance of this Agreement by Seller and Shareholders, the Purchaser may extend the period for Closing for a reasonable period, but not later than 11:59 p.m. on December 31, 1996, or may terminate this Agreement by serving written notice on the Seller within thirty (30) days after such force majeure event.

         In the event of a partial destruction of any or all of the Purchased Assets prior to Closing, meaning a destruction which can be repaired within sixty (60) days after the occurrence, Seller shall repair such damages within sixty (60) days of its occurrence and shall deliver the repaired Purchased Assets to Purchaser according to this Agreement, except that the Closing and delivery of such repaired Purchased Assets shall be extended by the time for such repairs, not to exceed sixty (60) days.

         9.      Nature and Survival of Representations and Warranties.

         (a) Nature of Statements. All statements contained in this Agreement and any schedule, document or any certificate or other instrument delivered by or on behalf of the Seller and the Shareholders or the Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties made by the Seller and the Shareholders or the Purchaser, as the case may be.

         (b) Survival of Representations and Warranties. All representations, warranties, covenants, agreements and undertakings contained herein or in any schedule, certificate or other document shall remain operative and in full force and effect, and shall survive the Closing Date and the delivery of all consideration and documents pursuant to this Agreement for a period of three (3) years from the date of Closing.

         10. Indemnification by the Seller and the Shareholders and Related Matters.

         (a) Indemnification by the Seller and Shareholders. The Seller and the Shareholders, jointly and severally, agree to defend, indemnify and hold harmless the Purchaser and its respective successors and assigns, from, against and in respect of any and all loss or damage resulting from:

                 (i) The breach by the Seller or the Shareholders of any of their warranties, representations, covenants, agreements or undertakings contained herein;

                 (ii) The Seller's failure to pay or otherwise satisfy any accounts payable, debts, obligations or liabilities whatsoever of the Seller, whether accrued, absolute, fixed, contingent or otherwise, and whether now known or hereafter discovered and whether presently existing or hereafter arising, unless expressly assumed by the Purchaser pursuant to Section l(b) hereof;

                 (iii) Any acts or omissions of the Seller occurring prior to the Closing Date; and

                 (iv) Any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing (collectively, the "Losses"). Notwithstanding the foregoing, the Seller and the Shareholders shall not be liable until the Losses exceed $2,000.00 in the aggregate.

         (b) Procedure for Making Claims. If and whenever the Purchaser desires to claim indemnification by the Seller and the Shareholders pursuant to the provisions of this Section 10, the Purchaser shall promptly deliver to the Seller and the Shareholders a certificate signed by the President or Vice-President of the Purchaser (the "Notice of Claim") (i) stating that the Purchaser its successors and assigns, will pay or accrue losses, damages or expenses in an aggregate stated amount if known to which the Purchaser is entitled to indemnification pursuant to this Section and (ii) specifying the individual items of loss, damage or expense included in the amount if known so stated and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Seller and the Shareholders shall relieve the Seller and the Shareholders from liability only if it is prejudiced thereby. If the misrepresentation, breach of warranty or claim to which such items relates is not cured within ten (10) days of the Seller's and the Shareholders' receipt of the Notice of Claim, the Purchaser, its successors and assigns, shall be entitled to pay or accrue such loss, damage or expense and obtain indemnification from the Seller and the Shareholders in accordance with this Section 10. The Seller and the Shareholders shall have the right to defend any claim by a third party at the expense of the Seller and the Shareholders. The Purchaser shall provide to the Seller and the Shareholders prompt and complete disclosure of all pertinent information in the possession of or available to the Purchaser and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Seller and the Shareholders, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Purchaser nor enter into any settlement (except with the written consent of the Purchaser) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Purchaser of a complete release from every liability in respect of such claim, suit, action or proceeding. In any defense of any claim by a third party, the Purchaser shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

         11.     Indemnification by the Purchaser and Related Matters.

         (a) Indemnification by the Purchaser. The Purchaser agrees to defend, indemnify and hold harmless the Seller and Shareholders, their successors and assigns from, against and in respect of any and all loss or damage resulting from:

                 (i) The breach by the Purchaser of any of its warranties, representations, covenants, agreements or undertakings contained herein;

                 (ii) The Purchaser's failure to pay or otherwise satisfy any of the Assumed Liabilities;

                 (iii) Any acts or omissions of the Purchaser occurring on or after the Closing Date;

                 (iv) All liabilities and obligations of Seller and Shareholders for any claim, dispute or litigation relating to, arising out of, or in connection with any event pertaining to the Purchaser's operation of the Purchased Assets and occurring on or after the Closing Date;

                 (v) All liabilities and obligations of Seller for workers' claims and Jones Act claims relating to any work injury, any occupational injury (including, but not limited to occupational hearing loss), or any occupational disease suffered or contracted on or after the Closing Date, or any aggravation or re-occurrence of any such injury or disease where such aggravation or re- occurrence is suffered or contracted on or after the Closing Date by an employee of the Purchaser;

                 (vi) All liabilities and obligations arising or occurring on or after the Closing Date which are the subject of any lawsuit, grievance, arbitration, charge or other proceeding or employee complaint made or filed against Seller, any Shareholder or Purchaser, which complaints relate directly to the operation of the Purchased Assets on or after the Closing Date; and

                 (vii) Any liability arising out of any and all actions, suits, proceedings, claims, demands, judgments, costs and expenses (including reasonable legal and accounting fees) incident to any of the foregoing.

         (b) Procedure for Making Claims. If and whenever the Seller desires to claim indemnification by the Purchaser pursuant to the provisions of this Section 11, the Seller shall promptly deliver to the Purchaser a certificate signed by an officer of the Seller (the "Notice of Claim") (i) stating that the Seller, its successors or assigns, will pay or accrue losses, damages or expenses to which the Seller is entitled to indemnification pursuant to this Section 11, and (ii) specifying the individual items of loss, damage or expense included in the amount so stated and the nature of the misrepresentation, breach of warranty or claim to which such item is related, provided, however, failure to notify the Purchaser shall relieve the Purchaser from liability only if it is prejudiced thereby. If the misrepresentation, breach of warranty or claim to which such item relates is not cured within ten (10) days of the Purchaser's receipt of the Notice of Claim, the Seller, its successors or assigns shall be entitled to pay or accrue such loss, damage or expense and obtain indemnification from the Purchaser in accordance with this Section 11. The Purchaser shall have the right to defend any claim by a third party at the expense of the Purchaser. The Seller shall provide to the Purchaser prompt and complete disclosure of all pertinent information in the possession of or available to the Seller and shall extend full and timely assistance in the cooperation in the investigation of the defense of the claim, suit or action, with respect to which such indemnification is claimed. The Purchaser, in the defense of any such suit, action or proceeding, shall not consent to the entry of any judgment or decree except with the written consent of the Seller nor enter into any settlement (except the written consent of the Seller) which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Seller of a complete release from every liability in respect of such claim, suit, action, or proceeding. In any defense of any claim by a third party, the Seller shall have the right (but shall not be obligated) to participate in such defense through counsel of its own selection and at its own expense.

         12. Prorations. All revenues, income and expenses of the Purchased Assets with respect to the period prior to the Closing shall be for the account of the Seller, and all revenues, income and expenses of the Purchased Assets with respect to the period after the Closing, shall be for the account of the Purchaser. Accordingly, the following expenses shall be allocated and apportioned as of the Closing Date on the basis of a 30-day month and a 365-day year, and shall be paid or credited by the Seller to the Purchaser or by the Purchaser to the Seller, as the case may be (i.e., prorated): (i) rent and other sums payable under each lease, conditional sale agreement or other contract pursuant to which the Seller leases or otherwise holds any FF&E, and each other contract and commitment described in Section 3(f) hereof; (ii) real and personal property taxes, assessments and special district levies applicable to the Purchased Assets (based on the tax bills for the current year, copies of which bills shall be delivered by the Seller to the Purchaser prior to or at the Closing; (iii) charges for electricity, gas, telephone, water, sewage, cable and other utilities furnished to the Seller's property; (iv) annual license, permit and/or inspection fees applicable to the Purchased Assets; (v) personal property taxes applicable to the Slot Machines or the other Purchased Assets (based on the tax bills for the current year, copies of which bills shall be delivered by the Seller to the Purchaser at the Closing); (vi) annual license, permit, inspection and/or similar fees applicable to the Purchased Assets; and (vii) other expenses, incurred by the Seller in connection with the ownership or operation of the Purchased Assets. The foregoing expenses shall be allocated as soon as practicable after the Closing Date, and in any event no later than sixty (60) days after the Closing Date, and the Seller or the Purchaser shall promptly pay to the other the sum determined pursuant to such subsequent allocation.

         Seller covenants and agrees that Seller will set aside and not distribute to the Shareholders from the Purchase Price an amount sufficient to cover Seller's proration obligations under this paragraph until all such proration obligations have been satisfied.

         13.     Covenants Against Competition; Solicitation of Employees.

         (a) The Seller and the Shareholders agree that from and after the Closing Date, except as employees of the Purchaser, they will not, directly or indirectly, for five (5) years, but not to exceed the maximum period allowed by law, own, operate, engage in or be interested in, affiliated or connected with any person, firm, corporation or other entity operating or purporting to operate a business which engages in riverboat gaming activities within a one-hundred fifty (150) mile radius of the location of the Seller's Gaming Operation in Clinton, Iowa, except for (i) a currently operating gaming property known as "Catfish Bend Casinos" in Ft. Madison/Burlington, Iowa (and potentially Keokuk, Iowa) and/or (ii) a currently operating gaming property known as "Miss Marquette" in Marquette, Iowa. No covenant of the Seller and Shareholders under this paragraph shall be applicable to ownership of, employment in, or other participation in any form in said Catfish Bend Casinos in Ft. Madison/Burlington/Keokuk, Iowa and/or Miss Marquette in Marquette, Iowa. Further, no covenant of the Seller and Shareholders under this paragraph shall be applicable to ownership of, employment in, or other participation in any form in the marine operations, as opposed to gaming and other operations of any riverboat gaming operator, including, but not limited to vessel piloting. The Seller and the Shareholders hereby acknowledge that the foregoing restrictions are reasonable in scope and necessary for the protection of the goodwill of the Purchaser and that a breach of this covenant would cause the Purchaser substantial damage impossible of precise determination. Accordingly, in addition to such other rights and remedies as may be available to the Purchaser in the event of any breach, actual or threatened, of the foregoing provisions of this Section 13, the Purchaser (or any successor or successors thereof) shall be entitled to enjoin such breach, actual or threatened. The Seller and the Shareholders further agree that should any portion of the foregoing covenant be unenforceable because of the scope thereof or the period covered thereby or otherwise, the covenant shall be deemed to be reduced and limited to enable it to be enforced to the extent permissible under the laws and public policies in the jurisdiction in which enforcement is sought.

         (b)     The Seller and the Shareholders agree that for a period of two
(2) years after the Closing Date, they will not, directly or indirectly, induce any employees of the Seller that are hired by the Purchaser to leave the employ of the Purchaser.

         (c) The Seller and the Shareholders agree to keep confidential and not to use or disclose, except in furthering the Purchaser's business after Closing, any confidential information of the Seller, including, without limitation, any customer lists, marketing data or other proprietary information of the Seller related to the Seller's Gaming Operation. Seller and Purchaser agree that the identity and marketing of non-local customers (except for those in Seller's Player's Club) and bus and motor coach companies and the like shall not be confidential or proprietary information of Seller or Purchaser.

         (d) The Purchaser and the Shareholders have agreed in Section 5(e) hereof to execute and enter into certain employment agreements in connection with this transaction. The Purchaser and the Shareholders acknowledge and agree that performance of such employment agreements by the Purchaser is additional consideration for the covenants of Seller and the Shareholders under this Section 13 and a breach of any of said employment agreements by the Purchaser shall render the covenants of the affected Shareholder under this
Section 13 null, void and of no further force or effect.

         14. Expenses. Each party hereto shall pay its own expenses (including without limitation counsel and accounting fees and expenses) incident to the preparation and carrying out of this Agreement and the consummation of the transaction contemplated hereby.

         15. Notices. All notices, demands and requests which may be given or which are required to be given by any party to the others, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Airborne, Emery or Purolator, addressed to such party at the address specified below; or (e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt or, if delivery is not accepted, on the earlier of the date that delivery is refused or three
(3) days after the date the notice is mailed. For purposes of this Section, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

                 If to the Seller, to MISSISSIPPI BELLE II, INC., 311 Riverview Drive, Clinton, Iowa 52733-1234;

                 With a copy to Stephen J. Juergens, Fuerste, Carew, Coyle, Juergens & Sudmeier, P.C., 200 Security Building, Dubuque, Iowa 52001; fax (319) 556-7134;

                 Or if to the Shareholders, to the addresses set forth on Table I attached hereto;

                 With a copy to Stephen J. Juergens, Fuerste, Carew, Coyle, Juergens & Sudmeier, P.C., 200 Security Building, Dubuque, Iowa 52001; fax (319) 556-7134;

                 Or if to the Purchaser, to CROWN-MISSISSIPPI BELLE II, INC., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038;
         Attention: Mark D. Slusser, Chief Financial Officer; fax (214)
         719-4466;

                 With a copy to T. J. Falgout, III, General Counsel, Crown Casino Corporation, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; fax (214) 719-4466;

                 Or if to Crown, to CROWN CASINO CORPORATION, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention: Mark
         D. Slusser, Chief Financial Officer; fax (214) 719-4466;

                 With a copy to T. J. Falgout, III, General Counsel, Crown Casino Corporation, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; fax (214) 719-4466;

                 Or if to RRR, Inc., to ROBERTS RIVER RIDES, INC., P.O. Box 419, Dubuque, Iowa 52004;

                 With a copy to Stephen J. Juergens, Fuerste, Carew, Coyle, Juergens & Sudmeier, P.C., 200 Security Building, Dubuque, Iowa 52001; fax (319) 556-7134.

Any party hereto may designate a different address by written notice given to the other parties.

         16.     Satisfaction of Conditions, Termination.

         (a) Commercially Reasonable Best Efforts to Satisfy Conditions. The Seller and the Shareholders agree to use commercially reasonable best efforts to bring about the satisfaction of the conditions specified in Section 6 hereof, and the Purchaser agrees to use commercially reasonable best efforts to bring about the satisfaction of the conditions specified in Section 7 hereof.

         (b) Termination. This Agreement may be terminated on or before the Closing, without liability on the part of any party hereto to any other party hereto, by:

                 (i) The written agreement of Seller and Purchaser at any time;

                 (ii) The Purchaser, if a material default shall be made by the Seller or the Shareholders in the observance or in the due and timely performance by the Seller or the Shareholders of any of the covenants of the Seller or the Shareholders herein contained, or if there shall have been a material breach by the Seller or the Shareholders of any of the warranties and representations of the Seller or the Shareholders herein contained, or if the conditions of this Agreement to be complied with or performed at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived in writing by the Purchaser. In the event of any termination pursuant to this Section 16 (other than pursuant to Section 8 or Section 16(b)(i)), written notice setting forth the reasons therefor shall forthwith be given by the terminating party; or

                 (iii) The Seller and the Shareholders, if a material default shall be made by the Purchaser in the observance or in the due and timely performance by the Purchaser of any of the covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of its warranties and representations herein contained, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing shall not have been complied with or performed at the time required for such compliance or performance and such non-compliance or non-performance shall not have been waived in writing by the Seller. In the event of any termination pursuant to this Section 16 (other than pursuant to Section 8 or Section 16(b)(i)), written notice setting forth the reasons therefor shall forthwith be given by the terminating party.

         17.     Remedies; Limitation of Damages.

         (a) In the event Purchaser breaches this Agreement, Seller and/or Shareholders shall have a right to seek specific performance of this Agreement or, at Seller's election, in lieu of specific performance, to seek damages, including, but not limited to, those relating to lost profits and/or revenues;

         (b) In the event the Seller fails to deliver the Vessel and other Purchased Assets to Purchaser and such failure constitutes a breach of this Agreement, because the Seller (i) has sold the Vessel and/or a substantial portion of the Purchased Assets to another party; or (ii) the Seller continues to own or operate the Vessel and the Purchased Assets itself, the Purchaser shall have the right to seek specific performance of this Agreement or, at the Purchaser's election, in lieu of specific performance, to seek damages, including, but not limited to, those relating to lost profits and/or revenues.

         (c) In the event the Seller fails to deliver the Vessel and other Purchased Assets to the Purchaser for any reason other than the reasons set forth in Section 17(b)(i) or (ii) above, and such failure constitutes a breach of this Agreement, the Purchaser shall have the right to seek specific performance of this Agreement or, at the Purchaser's election, in lieu of specific performance, to seek damages, including, but not limited to, those relating to lost profits and/or revenues, provided, however, that in no event shall the Seller and the Shareholders be obligated to the Purchaser for lost profits and/or revenues in excess of the sum of Five Million Dollars ($5,000,000.00).

         (d) In the event Seller or the Shareholders breach a representation, warranty or covenant of Seller or the Shareholders contained herein after Closing and such breach constitutes a breach of this Agreement, the Purchaser shall have the right to seek direct damages, but in no event shall the Seller and the Shareholders be obligated to the

Purchaser for direct damages in excess of the Purchase Price and in no event shall the Purchaser be entitled to recover indirect, special or consequential damages, including but not limited to, those relating to lost profits and/or revenues.

         18.     Miscellaneous.

         (a) Assignment. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties, provided, however, the Purchaser shall have the right at any time prior to Closing to assign this Agreement to its parent corporation, Crown, or to a corporation wholly owned by Crown. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

         (b) Taxes. All sales, use, excise, transfer, stamp, recording and other taxes or fees incurred incident to the sale of the Purchased Assets to the Purchaser shall be borne and shall be timely paid by the Seller.

         (c) Bulk Sales Law. Purchaser waives compliance by Seller with the provisions of the so-called bulk sales law of Iowa, specifically the provisions of Section 554.6101 through 554.6111 of the Code of Iowa. The Seller, the Shareholders and the Purchaser hereby acknowledge that the parties will not comply with the requirements of the Iowa Bulk Sales Act. The Seller and the Shareholders hereby agree to indemnify the Purchaser and hold it harmless from and against any and all claims, costs, expenses (including attorney's fees) and other damages the Purchaser may incur as a result of the parties' failure to comply with the Iowa Bulk Sales Act.

         (d) No Shopping. Unless and until this Agreement is terminated pursuant to Section 16(b) hereof, the Seller shall not, and shall insure that its directors, officers, agents and advisers do not, institute, pursue or enter into any discussions or negotiations, whether or not preliminary in nature, with any person or entity, relating to any acquisitive transaction or change in control involving the Purchased Assets.

         (e) Section and Paragraph Headings. The Section and Paragraph headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (f) Amendment. This Agreement may be amended only by an instrument in writing executed by the parties hereto.

         (g) Entire Agreement. This Agreement and the Exhibits, Schedules, certificates and documents referred to herein constitute the entire agreement of the parties, and supersede all understandings with respect to the subject matter hereof. Any agreements entered into prior hereto are revoked and superseded by this Agreement, and no representations, warranties, inducements or oral agreements have been made by any of the parties except as expressly set forth herein, or in other contemporaneous written agreements.

         (h) Public Announcements. No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transaction contemplated hereby without the prior written approval of the Purchaser and the Seller, except as may be required by law.

         (i) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         (j) Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF IOWA.

         (k) Expenses of Transfer. Purchaser shall be responsible for, and shall pay or reimburse promptly when and if due, all applicable sales, transfer, excise, use, documentary stamps or any other similar taxes which may be imposed in any jurisdiction, or by any authority, in connection with or arising from the transaction contemplated by this Agreement, and shall timely prepare and file all returns, instruments and other documents associated therewith.

         (l) Hart-Scott Rodino. Prior to Closing, Purchaser shall comply with, or be exempted from, the Hart-Scott Rodino Act. Seller shall reasonably cooperate with Purchaser, at Purchaser's expense, in obtaining such compliance or exemption.

         (m) Worker Assistance and Relocation Notification Act. Prior to Closing, Seller shall comply with the Worker Assistance and Relocation Notification Act.

         (n) Jurisdiction and Venue. The jurisdiction and venue for any litigation with respect to any term or condition of this Agreement will be the Iowa District Court, Clinton County. The Purchaser hereby consents to the jurisdiction of the Iowa District Court, Clinton County and agrees that the jurisdiction and venue of any action concerning this Agreement shall be with such court. Each party hereby waives any objection to the jurisdiction and venue for any such litigation.

         (o) Time. Time is of the essence of this Agreement and each and every provision hereof. Except as otherwise provided in this Agreement, any extension of time for performance of any duty under this Agreement must be in writing signed by the parties to this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties as of the date and year first above written.


                                        PURCHASER:
                                        ---------

                                        CROWN-MISSISSIPPI BELLE II, INC.


                                        By:
                                            ----------------------------------
                                            Edward R. McMurphy, President


                                        By:
                                            ----------------------------------
                                            Mark D. Slusser, Secretary

                                        SELLER:
                                        -------

                                        MISSISSIPPI BELLE II, INC.

                                        By:
                                             ---------------------------------
                                             Kenneth J. Bonnet, President

                                        By:
                                             ---------------------------------
                                             Christina M. Kehl, Secretary

                                        SHAREHOLDERS:
                                        ------------


                                        --------------------------------------
                                        Robert A. Kehl


                                        --------------------------------------
                                        Daniel J. Kehl


                                        --------------------------------------
                                        Kevin A. Kehl


                                        --------------------------------------
                                        Christina M. Kehl


                                        --------------------------------------
                                        Cynthia A. Winter


                                        --------------------------------------
                                        Kenneth J. Bonnet

                                        AS TO PARAGRAPH 3(i):

                                        ROBERTS RIVER RIDES, INC.

                                        By:
                                             ---------------------------------
                                             Kenneth J. Bonnet, President

                                        By:
                                             ---------------------------------
                                             Christina M. Kehl, Secretary

                                        AS TO PARAGRAPH 4(e):

                                        CROWN CASINO CORPORATION

                                        By:
                                             ---------------------------------
                                             Edward R. McMurphy, President

                                        By:
                                             ---------------------------------
                                             Mark D. Slusser, Secretary

                         TABLES, SCHEDULES AND EXHIBITS

TABLES                    DESCRIPTION
- ---------                 -----------
Table I                   Names and Addresses of Shareholders


SCHEDULES                 DESCRIPTION
- ---------                 -----------
l(a)(iii)                 FF&E
l(a)(iv)                  Vehicles
l(a)(viii)                Slot Machines
l(a)(xii)                 Operating Agreements
l(a)(xiv)                 Leasehold Improvements
1(a)(xviii)               Kitchen Equipment
1(a)(xix)                 Real Estate
1(b)                      Players Club Liability
2(b)                      Allocation of Purchase Price
3(k)                      Litigation and Proceedings (Seller and Shareholders)
3(l)                      Indebtedness
3(m)                      Employee Relations
3(n)                      Employee Plans
3(o)                      OSHA
3(t)                      Hazardous Substances
3(u)                      Insurance Policies
4(d)                      Litigation and Proceedings (Purchaser)
5(e)                      Officers and Property Managers of Seller


EXHIBITS                  DESCRIPTION
- --------                  -----------
"A"                       Assignment and Assumption of Operating Agreements
"B"                       Assignment and Assumption of CCGA Lease
"C"                       Assignment and Assumption of CCGA Gaming Agreement
"D"                       Bill of Sale
"E"                       Employment Agreements

                                    TABLE I

                                  SHAREHOLDERS


                                              No. of Shares of Common Stock,
Name and Address                              No Par Value, Owned of
of Shareholder                                MISSISSIPPI BELLE II, INC.
- --------------                                -------------------------
Kenneth J. Bonnet                                       312.50
11 Rose Lane
Clinton, Iowa 61252

Christina M. Kehl                                     1,187.50
5130 Dunn Road
East Dubuque, Illinois 61025

Daniel J. Kehl                                        1,187.50
3 Blackhawk Heights
Fort Madison, Iowa 52627

Kevin A. Kehl                                         1,187.50
3701 Valley Oaks Drive
Clinton, Iowa 52732

Robert A. Kehl                                        1,187.50
1622 Pershing Road
Clinton, Iowa 52732

Cynthia A. Winter                                     1,187.50
618 34th Avenue, North
Clinton, Iowa 52732

                                 SCHEDULE 5(E)

                    OFFICERS AND PROPERTY MANAGERS OF SELLER


Name                                       Duration                 Compensation/Benefits
- ----                                       --------                 ---------------------
Patrick J. Anglin                          5 Years                  As shown in Exhibit "E"

Kenneth J. Bonnet                          5 Years

Christina M. Kehl                          5 Years                  As shown in Exhibit "E"

Robert A. Kehl                             5 Years                  As shown in Exhibit "E"

Ricky D. Winter                            5 Years                  As shown in Exhibit "E"

                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (the "Agreement") is made as of the ____ day of __________, 1996 between CROWN-MISSISSIPPI BELLE II, INC., an Iowa corporation (the "Company") and ___________________________ (the "Employee").

                                  WITNESSETH:

         WHEREAS, pursuant to the terms of that certain Asset Purchase Agreement dated as of June ___, 1996 (the "Purchase Agreement"') by and between the Company, Mississippi Belle II, Inc., ("MBII"), and the shareholders of MBII, the Company has acquired substantially all of the assets of MBII; and

         WHEREAS, until the Closing Date (as defined in the Purchase Agreement), the Employee has been an employee of MBII; and

         WHEREAS, the Company desires to employ the Employee, and the Employee desires to provide such services upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto, each intending to be legally bound hereby, agree as follows:

         1. Employment. The Company hereby employs the Employee as an employee of the Company and the Employee hereby accepts such employment.
During the term of employment under this Agreement (the "Employment Term"), the Employee shall perform such duties as shall be reasonably required of an employee of the Company, and shall serve in the capacity of a Property Manager for the Company. The Employee's duties will not be substantially changed from present without the Employee's consent. The Employee, the President or General Manager, and the other Property Managers employed by the Company shall serve on an Executive Management Committee, which will make, by majority vote, decisions relating to the day-to-day operation of the Company's gaming operation in Clinton, Iowa; provided, however, it is understood that any and all decisions of the Executive Management Committee are subject to approval of the Company.

         2. Performance. The Employee agrees to devote his fulltime efforts to the performance of his duties hereunder; provided, however, that the Employee may engage in other business and personal investment activities not involving the Company so long as they do not interfere with the performance of his/her duties hereunder.

         3. Term. Unless otherwise terminated in accordance with the terms hereof, the Employment Term shall be for a term of ______ ( ) year(s) commencing on the Closing Date; provided, however, that the Employee shall have the option, at the Employee's sole discretion, to terminate this Agreement every six (6) months by giving the Employer not less than thirty (30) days written notice of such termination.

         4. Compensation. The Employee shall be paid (i) $28.00 per hour ($42.00 per hour for each hour worked per week in excess of forty (40) hours per week) (the "Hourly Pay") and (ii) a quarterly bonus of $2,500 per quarter (the "Quarterly Bonus"). The Hourly Pay shall be paid at the same time other employees of the Company are paid. The Quarterly Bonus shall be paid three (3) months after the Closing Date and each three (3) months thereafter during the term hereof. The Hourly Pay shall be adjusted upward on each anniversary of the Closing Date by the greater of (i) the increase in the Consumer Price Index for the previous twelve (12) month period, or (ii) five (5%) percent. The Company will devise and provide an annual Officer/General Manager/Property Manager bonus program based on profitability. Nothing contained herein shall affect or in any way limit the Employee's rights as an employee of the Company to participate in any Company profit sharing plan, medical and life insurance programs or any other fringe benefits offered by the Company to its employees, all of which shall be available to the Employee to the same extent as if this Agreement had not existed, and compensation received by the Employee hereunder shall be in addition to the foregoing.

         5. Expense Account and Vacations. The Company agrees to reimburse the Employee for all expenses reasonably incurred by him on behalf of the Company in accordance with the prevailing practice and policy of the Company. The Employee shall be entitled to three (3) weeks paid vacation per year. In addition, the Employee shall be entitled to that number of days of paid sick leave as is consistent with the prevailing practice and policy of the Company for other employees in the same or similar position as that held by the Employee hereunder.

         6. Confidential Information. The Employee has had and will have possession of or access to confidential information relating to the business of the Company, including but not limited to writings, equipment, processes, reports, manuals, financial information, business plans, customer lists, the identity of or other facts relating to prospective customers, arrangements with
suppliers and customers, computer programs or other    material embodying trade
secrets, customer or product information or technical or business information of the Company. All such confidential information, other than any information which is in the public domain through no act or omission of the Employee or which he is authorized to disclose, is referred to collectively as the "Company Information". The Company and Employee agree that the identity and marketing of non-local customers (except for those in

Company's Player's Club) and bus and motor coach companies and the like shall not be confidential or proprietary information of the Company or included in Company Information. The Employee agrees that, so long as he is employed by the Company and for an indefinite period thereafter, he shall not (i) use or exploit in any manner the Company Information for himself or any other person, partnership, association, corporation or other entity other than the Company,
(ii) remove any Company Information, or any reproduction thereof, from the possession or control of the Company, and (iii) treat Company Information otherwise than in a confidential manner.

         7. Remedies. The Employee expressly agrees that the remedy at law for any breach of Section 6 will be inadequate and that upon any such breach or threatened breach, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, to enforce the specific performance of the Employee's obligations under these provisions without the necessity of proving the actual damage to the Company or the inadequacy of a legal remedy. The rights conferred upon the Company by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Company may have at law, in equity or otherwise.

         8.      Termination Without Compensation.

         (a) The Employment Term will terminate as of the end of the Employment Term, unless terminated earlier in accordance with Sections 8, 9, 10 or 11 of this Agreement.

         (b) The Employment Term may also be terminated by the Company with written notice to the Employee upon the occurrence of any of the following:

                 (i) the commission by the Employee of any deliberate and premeditated act involving moral turpitude detrimental to the economic interests of the Company;

                 (ii)     the conviction of the Employee of a felony;

                 (iii) the determination by the Iowa Racing and Gaming Commission or other similar state body having jurisdiction over the Company's affairs, that the Employee is unsuitable to be an employee of the Company;

                 (iv) the willful failure or refusal of the Employee to perform his duties hereunder (which failure or refusal persists after ten (10) business days written notice from the Company to the Employee complaining of such failure or refusal) or the Employee's gross negligence of a material nature in connection with the performance of such duties; or

                 (v) the breach by the Employee of any provision of this Agreement which is not cured within thirty (30) days subsequent to written notice from the Company to the Employee of the breach.

         (c) Upon termination of the Employment Term under Subsections (a) or (b) above, the parties hereto will be relieved of any further obligations hereunder except for any obligations set forth in Section 6.

         9. Death of the Employee. If the Employee dies during the Employment Term, (a) the Employment Term shall terminate and (b) the Company will pay to the Employee's estate the Employee's Salary through the end of the calendar month in which such death occurs.

         10. Disability of the Employee. If the Employee becomes disabled during the Employment Term, (a) the Company may terminate the Employee's position hereunder, but this Agreement shall otherwise remain in full force and effect, and (b) any amounts payable to the Employee under the Company's disability insurance policy shall be deducted from the amounts payable to the Employee hereunder. For the purposes of this Agreement, the Employee shall be deemed to be disabled when he is deemed to be disabled under the Company's disability insurance policy.

         11. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Iowa.

         12. Assignability. The Employee may not assign his interest in or delegate his duties under this Agreement. The rights and obligations of the Company hereunder may be assigned only by operation of law in connection with a merger in which the Company is not the surviving corporation or in connection with the sale of substantially all of the assets of the Company, and in the latter event such assignment shall not relieve the Company of its obligations hereunder.

         13. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns.

         14. Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed effective when either: (a) personally delivered to the intended recipient; (b) sent by certified or registered mail, return receipt requested, addressed to the intended recipient at the address specified below; (c) delivered in person to the address set forth below for the party to which the notice was given; (d) deposited into the custody of a nationally recognized overnight delivery service such as Federal Express Corporation, Emery or Purolator, addressed to such party at the address specified below; or
(e) sent by facsimile, telegram or telex, provided that receipt for such facsimile, telegram or telex is verified by the sender and followed by a notice sent in accordance with one of the other provisions set forth above. Notices shall be effective on the date of delivery or receipt, of, if delivery is not accepted, on the earlier of the date that delivery is refused or three (3) days after the date the notice is mailed. For purposes of this paragraph, the addresses of the parties for all notices are as follows (unless changes by similar notice in writing are given by the particular person whose address is to be changed):

                 If to the Employee, to ______________________________________

         _______________________________________;

                 If to the Company, to CROWN-MISSISSIPPI BELLE II, INC., 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Attention:
         Mark D. Slusser, Chief Financial Officer; Fax 214-719-4466;

                 With a copy to T. J. Falgout, III, General Counsel, Crown Casino Corporation, 4040 North MacArthur Boulevard, Suite 100, Irving, Texas 75038; Fax 214-719-4466.

Any party hereto may designate a different address by written notice given to the other parties.

         15. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and may not be modified or amended in any way except in writing by the parties hereto.

         16. Duration. Notwithstanding the termination of the Employment Term and of the Employee's employment by the Company, this Agreement shall continue to bind the parties for so long as any obligations remain under this Agreement, and in particular, the Employee shall continue to be bound by the terms of Section 6.

         17. Waiver. No waiver by the Company of any breach by the Employee of this Agreement shall be construed to be a waiver as to succeeding breaches.

         18. Enforceability. In the event any portion or portions of this Agreement are declared to be void for illegality, then the remaining portions of the Agreement shall remain and shall be valid and binding.

         19. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

         20. Condition of Effectiveness. This Agreement shall become effective if and only if the Company consummates the transactions contemplated by the Purchase Agreement.

         21. Related Covenant Not To Compete. The Employee is a party to the Purchase Agreement in which the Employee agreed to a covenant not to compete as set forth in Section 13 thereof. The Company and the Employee acknowledge and agree that performance of this Agreement by the Company is additional consideration for such covenant not to compete and a breach of this Agreement by the Company shall render such covenant not to compete null, void and of no further force or effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on or as of the date and year first above written.

                                        COMPANY:
                                        --------

                                        CROWN-MISSISSIPPI BELLE II, INC.


                                        By:
                                             ---------------------------------

                                        Name:
                                               -------------------------------

                                        Title:
                                                ------------------------------


                                        EMPLOYEE:
                                        ---------




                                        --------------------------------------

                                        Name:
                                               -------------------------------

NOTE: The Employment Agreements between the Company and Patrick J. Anglin ("Anglin") and between the Company and Christina M. Kehl ("Kehl") will contain the following, additional provisions:

         1. Anglin and Kehl shall be allowed the private use of the apartment on the property for living quarters, as presently provided;

         2. Subject to Paragraph 4 below, Anglin and Kehl shall be scheduled to work the same hours;

         3. The Company, at its option, shall either reimburse Anglin or Kehl for gasoline and oil used in a personal vehicle for travel to and from home to work, or provide to Anglin or Kehl a company vehicle for such travel;

         4. Anglin will be regularly scheduled to work between 40 and 45 hours per week. Kehl will be regularly scheduled to work between 35 and 45 hours per week;

         5. If the effective date of the Employment Agreements is prior to the event, Anglin and Kehl will attend a certain gaming show in Las Vegas, Nevada at Company expense; and

         6. Anglin and Kehl will be allowed to bring their dog (Sasha) to work.

         7. Anglin's Employment Agreement will contain a covenant not to compete in substantially the same form as found in Section 13 of the Purchase Agreement, which negative covenant shall commence on the date of execution of the Employment Agreement.

         The Employment Agreement between the Company and Rickie D. Winter will contain the following additional provision:

         1. Winter's Employment Agreement will contain a covenant not to compete in substantially the same form as found in Section 13 of the Purchase Agreement, which negative covenant shall commence on the date of execution of the Employment Agreement.

                             GUARANTEE AGREEMENT


         This Guarantee Agreement ("Guarantee Agreement") is made effective this 11th day of June, 1996, by and between Mississippi Belle II, Inc. ("MBII") and Crown Casino Corporation ("Guarantor").

                                  WITNESSETH:

         WHEREAS, MBII has agreed to sell a vessel known as the M/V Mississippi Belle II, associated personal property and equipment, and other assets for $40,000,000.00 to Crown-Mississippi Belle II, Inc., an Iowa corporation, ("Purchaser") in accordance with an Asset Purchase Agreement executed by MBII as Seller and Crown-Mississippi Belle II, Inc. as Purchaser on or as of the 11th day of June, 1996, (hereafter called the "Agreement"); and

         WHEREAS, the agreement of MBII to sell the vessel, personal property, equipment, and other assets to Purchaser as set forth above is conditioned upon, and subject to the execution, validity and enforceability of this Guarantee Agreement; and

         WHEREAS, Guarantor is the sole stockholder of Purchaser.

         THEREFORE, in consideration of, and as an inducement to MBII to enter the Agreement and sell the aforesaid assets to Purchaser, Guarantor hereby agrees to and with MBII as follows:

         1.      Extent of Guarantee

         Guarantor absolutely and unconditionally guarantees full and prompt performance, payment and discharge of any liabilities, claims, obligations, indebtedness, expenses, or costs of whatever kind or nature, now or hereafter due and owing from Purchaser, its successors or assigns, arising from, or in connection with the Agreement and the performance by the Purchaser of all of the terms and conditions of the Agreement required to be performed by the Purchaser as contemplated by the Agreement (all of the foregoing obligations of Purchaser under the Agreement being hereafter referred to as the "Guaranteed Obligations").

         2.      Waiver

         Guarantor hereby waives presentment for payment, demand for payment, protest, notice of protest, or notice of dishonor in connection with the Guaranteed Obligations now or hereafter to become due and owing from or to be performed by Purchaser; agrees that no act or thing, except full payment of or performance of the Guaranteed Obligations, which but for this provision could or might in law or in equity act as a release of the liability of Guarantor hereunder, shall in any way alter or impair the obligations of this Guarantee Agreement.

         3.      Payment of Guaranteed Obligations

         Upon the non-payment or non-performance by Purchaser of any of the Guaranteed Obligations when due, or at any time thereafter, an amount equal to the outstanding balance of the Guaranteed Obligations, shall, at MBII's sole option, become immediately due and payable by Guarantor upon ten (10) days written notice to Guarantor.

         4.      Impairment

         The liability of Guarantor hereunder shall in no way be affected, impaired or reduced by the sale, pledge, surrender, release, extension, indulgence, alteration, substitution, exchange, modification (other than any settlement or compromise with Purchaser the effect of which is to extinguish all or part of the Guaranteed Obligations) or other disposition of the Guaranteed Obligations, any evidence thereof, or any security or any collateral therefor, or by any failure, neglect or omission to realize upon or enforce the Guaranteed Obligations, or any collateral or security therefor, or to exercise or foreclose any lien upon or right of appropriation of any moneys, credits, or property toward the liquidation or satisfaction of the Guaranteed Obligations, or by any application of payment or credits thereon.

         5.      Term of Guarantee

         This Guarantee Agreement shall remain in force until the satisfaction of all of the Guaranteed Obligations as contemplated by the Agreement. Thereafter, this Guarantee Agreement shall be of no further force or effect.

         6.      Right to Proceed Directly Against Guarantor, Additional Waivers

         This is a guarantee of payment and not merely of collection.
Guarantor hereby waives any right (a) to require that any action be brought against the Purchaser or any other person or entity, (b) to require that MBII pursue any other remedy within its power, (c) to require that resort be had to any security or collateral held by MBII with respect to the Guaranteed Obligations, or (d) to require the property of Purchaser or any other person or entity first be applied to the discharge of the Guaranteed Obligations, prior to the exercise of any right that MBII may have by virtue of this Guarantee Agreement. Guarantor waives, to the fullest extent permitted by law, any rights and benefits, at law, in equity or pursuant to statutory enactment, purporting to reduce the Guarantor's obligations in proportion to the Guaranteed Obligations. In addition, Guarantor hereby waives, to the fullest extent permitted by law, any defense arising as a result of MBII's election, in any proceeding instituted under the Bankruptcy Code by or against Purchaser, to apply Section llll(b)(ii) of the United States Bankruptcy Code. Guarantor further waives any right to require marshaling of liens or collateral. Until the entirety of the Guaranteed Obligations have been satisfied in full, including such part thereof, if any, as may exceed the liability of Guarantor hereunder, Guarantor shall have no right of subrogation to and waive any right to enforce any remedy which MBII now has or may hereafter have against Purchaser, and Guarantor waives any benefit of, and any right to participate in, any security now or hereafter held by MBII with respect to the Guaranteed Obligations.

         7.      Notices

         All notices given hereunder shall be in writing, sent by certified or registered mail, postage prepaid, at:

If to MBII:

         Mississippi Belle II, Inc.
         311 Riverview Drive
         Clinton, Iowa 52733-1234
         ATTN:  Kenneth J. Bonnet

With a copy to:

         Stephen J. Juergens, Esq.
         200 Security Building
         Dubuque, Iowa 52001

If to Purchaser:

         Crown-Mississippi Belle II, Inc.
         4040 North MacArthur Boulevard, Suite 100
         Irving, Texas 75038
         ATTN:  Mark D. Slusser

With a copy to:

         T. J. Falgout, III
         General Counsel
         Crown Casino Corporation
         4040 North MacArthur Boulevard, Suite 100
         Irving, Texas 75038

If to Guarantor:

         Crown-Mississippi Belle II, Inc.
         4040 North MacArthur Boulevard, Suite 100
         Irving, Texas 75038
         ATTN:  Mark D. Slusser

With a copy to:

         T. J. Falgout, III
         General Counsel
         Crown Casino Corporation
         4040 North MacArthur Boulevard, Suite 100
         Irving, Texas 75038

or at such other place as the parties may from time to time designate. Personal service shall be deemed to be effective substitute for such mailing.

         8.      Effect on Successors

         The obligations and rights set forth in this Guarantee Agreement shall be binding upon Guarantor and upon its successors and assigns, and shall inure to the benefit of MBII, its successors and assigns.

         9.      Counterparts

         This Guarantee Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         10.     Captions

         The captions of the paragraphs of this Guarantee Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation.

         11.     Governing Law

         The laws of the State of Iowa shall govern the rights, duties and remedies of the parties to this Guarantee Agreement. Guarantor hereby consents and submits to the personal jurisdiction of the Iowa District Court, Clinton County, with respect to any legal proceedings arising out of or in connection with this Guarantee Agreement.

         12.     Modification, Assignment

         No amendment, modification or change in this Guarantee Agreement shall be of any force or effect unless it has been executed by each of the parties hereto. Guarantor shall not assign any of its obligations under this Agreement without the prior express written consent of MBII which may be withheld in its absolute and sole discretion.

         13.     Partial Invalidity

         Should any one or more provisions of this Guarantee Agreement be determined to be illegal or unenforceable, all other provisions shall nevertheless remain in full force and effect.

         14.     Expenses of Enforcement

         In addition to any other obligations assumed herein, Guarantor agrees to pay all costs, expenses and reasonable attorney fees paid or incurred by MBII in connection with the enforcement of this Guarantee Agreement.

         15.     Entire Agreement

         The provisions of this Guarantee Agreement constitute the entire agreement of the parties in regard to the subject matter hereof and supersede all prior oral or written or contemporaneous oral agreements or understandings between the parties in connection therewith.

         IN WITNESS WHEREOF, the parties hereto have executed this Guarantee Agreement as of the day and year first above written.

MISSISSIPPI BELLE II, INC.                   CROWN CASINO CORPORATION

By:                                          By:
     ----------------------------                ------------------------------
     KENNETH J. BONNET,                          EDWARD R. McMURPHY,
     President                                   President

By:                                          By:
     ----------------------------                ------------------------------
     CHRISTINA M. KEHL,                          MARK D. SLUSSER,
     Secretary                                   Secretary

STATE OF IOWA             )
                          )  ss:
DUBUQUE COUNTY            )

         On this 11th day of June, 1996, before me, the undersigned, a notary public in and for the above county and state, personally appeared KENNETH J. BONNET and CHRISTINA M. KEHL, to me personally known, who being by me duly sworn, did say that they are the President and Secretary, respectively, of the above corporation; that no seal has been procured by the corporation; that this instrument was signed on behalf of the corporation by authority of its Board of Directors and KENNETH J. BONNET and CHRISTINA M. KEHL, as such officers, acknowledged the execution of this instrument to be the voluntary act and deed of the corporation, by it and by them voluntarily executed.


                                      ------------------------------------------
                                      Notary Public in and for the State of Iowa

STATE OF IOWA             )
                          )  ss:
DUBUQUE COUNTY            )

         On this 11th day of June, 1996, before me, the undersigned, a notary public in and for the above county and state, personally appeared Edward R. McMurphy and Mark D. Slusser, to me personally known, who being by me duly sworn, did say that they are the President and Secretary, respectively, of the above corporation; that no seal has been procured by the corporation; that this instrument was signed on behalf of the corporation by authority of its Board of Directors and Edward R. McMurphy and Mark D. Slusser, as such officers, acknowledged the execution of this instrument to be the voluntary act and deed of the corporation, by it and by them voluntarily executed.


                                      ------------------------------------------
                                      Notary Public in and for the State of Iowa